EXHIBIT 16.1


                          Durland & Company, CPA's, PA
                                   PO Box 1175
                              Palm Beach, FL 33480
                            (561) 881-9885 Telephone
                               (561) 881-9886 Fax



May 9, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:      Blue Industries, Inc.
         File No. 000-32567


     We have read the statements that Blue Industries, Inc. included under Item 4 of the Form 8-K report expected to be filed on May 10, 2005 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.



Very truly yours,

/s/ Durland & Company, CPAs, PA
Durland & Company, CPAs, PA